Exhibit 3.1

CERTIFICATE OF FORMATION

OF

CCO HOLDINGS, LLC

     1.     The name of the limited liability company is CCO HOLDINGS, LLC.

     2.     The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CCO HOLDINGS, LLC this 12th day of June, 2003.

/s/ Janeen G. Domagalski

Janeen G. Domagalski
Authorized Person